Exhibit 6.12

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into and effective as of this 2nd day of June, 2023 by and between 800 Degrees GO, Inc., a Delaware corporation (“800”), and Vebu Labs, Inc., fka Wavemaker Labs, Inc., a Delaware corporation (“Vebu”).

Recitals

A. 800 and Vebu were parties to a certain General Support Agreement effective September 1, 2021 (the “GSA”), which has previously been terminated by written notice to 800 on April 14, 2023 (the “Termination Date”).

B. The parties desire to memorialize the termination of the the GSA as of the Termination Date.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties hereunder, the parties agree as follows:

1. Termination. The GSA, and the respective rights and obligations of the parties thereunder, are hereby terminated effective as of the Termination Date. Except for those provisions of the GSA that expressly survive any termination or expiration thereof, neither party will have any further liability or obligations under the GSA from and after the Termination Date. Without limitation of the foregoing, Vebu acknowledges and agrees that 800 has no outstanding obligations to pay Vebu any compensation under the GSA. Vebu hereby waives any right to previously accrued but unpaid compensation under the GSA.

2. Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument. The execution of this Agreement may be evidenced, and the delivery of this Agreement may be effected, by facsimile or other manner of electronic transmission.

3. Governing Law. The rights and obligations of the parties under this Agreement are governed by the laws of the State of Delaware, other than those relating to conflicts of laws.

[signature page follows]

The parties have executed this Agreement as of the date first above written.

800 Degrees GO, Inc.

By:	/s/ Tommy Lee
Tommy Lee
Its:	President

Vebu Labs, Inc.

By:	/s/ James B. Jordan

Its:	CEO

[Termination of General Support Agreement]